EXHIBIT 5



                                      THIRD
                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        FROST-NEVADA LIMITED PARTNERSHIP


         THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") is made and entered into as of the day of December, 1997, by and among FROST-NEVADA CORPORATION, a Nevada corporation, as the general partner (the "General Partner") and PHILLIP FROST, as the limited partner (the "Limited Partner").


                              W I T N E S S E T H:

         WHEREAS, on December 30, 1986, the General Partner executed a Certificate of Limited Partnership forming a limited partnership known as "Frost-Nevada Limited Partnership" (the "Partnership"), under the Nevada Uniform Limited Partnership Act (the "Act") as in effect at that time in the State of Nevada, which Certificate of Limited Partnership was filed in the Public Records of the Secretary of State of Nevada on December 30, 1986; and

         WHEREAS, the General Partner and Limited Partner have previously executed a First Amended and Restated Certificate of Limited Partnership of FROST-NEVADA LIMITED PARTNERSHIP on February 16, 1987 and a certificate thereof was filed m the Public Records of the Secretary of State of Nevada on March 16, 1989; and

         WHEREAS, the General Partner and Limited Partner have previously executed a Second Amended and Restated Certificate of Limited Partnership of FROST-NEVADA LIMITED PARTNERSHIP on December 28, 1995 and a certificate thereof was filed m the Public Records of the Secretary of State of Nevada on ________, 199_;

         WHEREAS, the General Partner and the Limited Partner have executed this Third Amended and Restated Agreement of Limited Partnership of FROST-NEVADA LIMITED PARTNERSHIP as of December __, 1997; and

         WHEREAS, this Agreement, dated as of December _, 1997, is made and entered into by and between the General Partner and the Limited Partner for the purpose of setting forth the rights, obligations, and duties of the General Partner and the Limited Partner.

         NOW, THEREFORE, the parties hereto hereby agree that the Partnership shall be governed and operated pursuant to the terms of this Agreement of Limited Partnership as hereinafter set forth.


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                                    ARTICLE I

               NAME, TERM, PRINCIPAL ADDRESS AND REGISTERED AGENT

         1.1 NAME. The name of the Partnership is the FROST-NEVADA LIMITED PARTNERSHIP.

         1.2 TERM. The term of the Partnership will continue in full force and effect until December 31, 2055, unless sooner terminated in accordance with the Act (as such term is defined herein) or provisions of this Agreement.

         1.3 PRINCIPAL PLACE OF BUSINESS. The office and principal place of business of the Partnership shall be maintained at 3500 Lakeside Court Reno, Washoe County, Nevada 89509. The General Partner may from time to time change such office and principal place of business and in such event the General Partner shall notify the other Partners, in writing, at least ten (10) days prior to the effective date of any such change. The General Partner may establish additional places of business of the Partnership when and where required by the Partnership's business.

         1.4 ADDRESSES. The address of each Partner is as follows:

                           GENERAL PARTNER:

                           Frost-Nevada Corporation
                           3500 Lakeside Court
                           Reno, Nevada 89509

                           LIMITED PARTNER:

                           Phillip Frost, M.D.
                           8800 N.W. 36th Street
                           Miami, Florida 33178

A Partner may change its address by written notice to the Partnership and each of the other Partners.

         1.5 REGISTERED OFFICE AND REGISTERED AGENT. The location of the Registered Office of the Partnership shall be at 3500 Lakeside Court, Reno, Nevada 89509 and the name of the Registered Agent of the Partnership at such office shall be Walther, Key, Maupin, Oats, Cox, Klaich & Legoy. Said Registered Agent shall keep and maintain at such address the records of the Partnership required to be kept and maintained at such address by the Act.


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                                   ARTICLE II

                           BUSINESS OF THE PARTNERSHIP

         2.1 PURPOSE. The purpose of the Partnership is to invest in all types of (i) securities, including without limitation, stocks, bonds, limited partnership interests and option contracts for the purchase or sale of securities or any group or index of securities, (ii) precious metals, including without limitation, contracts for the future delivery of precious metals and option contracts for the purchase or sale of precious metals or futures contracts on precious metals; (iii) commodities, including without limitation, contracts for the future delivery of commodities and option contracts for the purchase or sale of commodities or future contracts on commodities, and (iv) real property on the State of Nevada through the acquisition, holding, construction, development, operation, improvement, leasing, sale or other dealings in real property.

         2.2 POWERS. Incident to its purpose, the Partnership is authorized to purchase, invest, hold, mortgage, pledge, sell, lease, manage, construct, renovate, operate, improve, alter, transfer, joint venture or otherwise convey and encumber all or any portion of the Partnership properties and exercise all other rights, powers and privileges and other incidences of ownership with respect thereto at any time and from time to time, to borrow or raise moneys without limitations and to do all other things necessary or appropriate to carry out the foregoing purpose.


                                   ARTICLE III

                               CERTAIN DEFINITIONS

         3.1 ACT. The Revised Nevada Uniform Limited Partnership Act, as from time to time amended.

         3.2 ADJUSTED CAPITAL CONTRIBUTION. The amount contributed to the capital of the Partnership by a Partner as provided in Article IV.

         3.3 AFFILIATE. Any person or entity that directly or indirectly controls, is controlled by or is under common control with any other person or entity. For this purpose, the term "control" shall mean the direct or indirect ownership of twenty-five (25 %) or more of the beneficial interests or voting power of any entity or the spouse, lineal ascendants, lineal descendants and the brothers and sisters of a Person, as applicable.

         3.4 AUTHORIZED EXPENSES. Expenses as are set forth or provided for in the annual budget prepared by the General Partner prior to the beginning of the fiscal year, and such emergency expenditures as the General Partner shall deem necessary on behalf of the Partnership.

         3.5 AVAILABLE CASH. All cash of the Partnership resulting from normal business


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operations (as distinguished from Extraordinary Events or the sale of all or substantially all of the Partnership's property and/or the dissolution of the Partnership), including, without limitation, dividend income, rental income, and any other income derived from the Partnership property which the General Partner, in its sole and absolute discretion, determines is available for distribution to the Partners after payment of all Partnership cash expenditures, including but not limited to, real and personal property taxes, use taxes, principal and interest payments then due on all loans, (including any mortgages encumbering the Partnership's property), expenses incident to the construction and rental of the Partnership property, insurance, present maintenance, including, but not limited to management fees, brokerage fees, or other fees incurred by the Partnership, capital improvements, accounting and legal fees, and other costs and expenses of the Partnership, and the setting aside of any amounts which the General Partner may determine, in its discretion, to be necessary as a reserve for operating expenses, capital improvements and contingencies.

         3.6 CAPITAL ACCOUNT. The account established and maintained by the Partnership for each Partner, as set forth in Section 4.5 hereof.

         3.7 CAPITAL CONTRIBUTION. The amount of money and the initial fair market value of any property (other than money) contributed to the Partnership by a Partner with respect to the Partnership Interest held by such Partner.

         3.8 CERTIFICATE. The certificate of limited partnership filed with the Secretary of State of the State of Nevada, as the same may be amended from time to time.

         3.9 CODE. The Internal Revenue Code of 1986, as same may be amended from time to time.

         3.10 EXTRAORDINARY EVENT. Any financing, refinancing, insurance award (other than for substantially complete destruction of all or substantially all of the Partnership's property) and sale of Partnership assets (but less than all or substantially all of such assets), which in accordance with generally accepted accounting principles are attributable to capital but which do not result in a dissolution of the Partnership.

         3.11 ORIGINAL CAPITAL CONTRIBUTION. The amount contributed to the capital of the Partnership by a Partner as provided in Article IV.

         3.12 PARTNERS. Collectively, the Limited Partner and the General
Partner.

         3.13 PARTNERSHIP. FROST-NEVADA LIMITED PARTNERSHIP, a Nevada limited partnership.

         3.14 PARTNERSHIP INTEREST. The entire ownership interest of a Partner in the Partnership at the relevant time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply


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with all the terms and provisions of this Agreement. A Partnership Interest does not include any rights or obligations that a Partner may have for providing services or goods for which it is separately compensated as a Person who is not a Partner.

         3.15 PERSON. Any individual, corporation, trust, partnership or other form of association.

         3.16 PROFITS AND LOSSES. The Partnership's income or loss, as the case may be, for each fiscal year of the Partnership determined in accordance with Code Section 703(a) (including all items of income, gain, deduction or loss that are required to be separately stated). The Partnership's Profits and Losses shall also include: (i) income of the Partnership which is exempt from tax; and
(ii) the excess of the deductions for depletion over the basis of the property subject to depletion. Similarly, the Partnership's Losses shall include expenditures for the Partnership which are not deductible in computing its taxable income and are not properly chargeable to a capital account. Notwithstanding anything to the contrary in this Agreement, Profits and Losses shall not include allocations under Code Section 704(c) (which are set forth at Section 4.9 hereof or Regulatory Allocations).

         3.17 REGULATORY ALLOCATIONS. The allocations set forth at Sections 4.10, 4.11, 4.12, 4.13 and 4.15.

         3.18 SERVICE. Internal Revenue Service.

         3.19 SUBSTITUTED LIMITED PARTNER. A person who has acquired a Partnership Interest from a Limited Partner and who has been admitted to the Partnership as a Limited Partner pursuant to Article VI.


                                   ARTICLE IV

              CONTRIBUTIONS TO CAPITAL; DISTRIBUTIONS; ALLOCATIONS

         4.1 CAPITAL CONTRIBUTIONS OF THE PARTNERS.

             4.1.1 CAPITAL CONTRIBUTIONS OF THE GENERAL PARTNER. The General Partner has contributed $1,085,690.23 in marketable securities to the Partnership.

             4.1.2 CAPITAL CONTRIBUTIONS OF THE LIMITED PARTNER. The Limited Partner has contributed the assets set forth at Exhibit 4.1.2.

         4.2 WITHDRAWAL AND RETURN OF CAPITAL. Except as expressly provided for in this Agreement or upon the dissolution and liquidation of the Partnership, a Partner shall have no right to receive any distribution without the consent of the General Partner, and in such circumstances. Under circumstances requiring a distribution to a Partner, no Partner shall have the right to receive property other than cash except as may be expressly provided herein.


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         4.3 ADDITIONAL CAPITAL CONTRIBUTIONS. The Partnership may accept additional Capital Contributions to the extent that such contributions are authorized by the General Partner and are in accordance with the requirements of
Section 5.3 hereof.

         4.4 LOANS TO THE PARTNERSHIP. The Partners may make loans to the Partnership from time to time, as authorized by the General Partner (subject to the requirements of Section 5.3 hereof), in excess of their contributions to the capital of the Partnership, and any such loans shall not be treated as a contribution to the capital of the Partnership for any purposes hereunder, nor shall any such loans entitle such Partner to any increase in his share of the profits, losses or distributions of the Partnership. The amount of any such loan shall be an obligation of the Partnership to such Partner and shall bear interest at a rate agreed to by the General Partner. Any such loan shall be repaid prior to any distributions being made to the Partners pursuant to Sections 4.8.2 and 9.3 hereof.

         4.5 CAPITAL ACCOUNTS. A separate Capital Account shall be determined and maintained for each Partner in accordance with the rules of Treas. Reg. ss. 1.704-l(b)(2)(iv). Except as otherwise provided in Treas. Reg. ss. 1.704-l(b)(2)(iv), each Partner's Capital Account shall initially consist of such Partner's Capital Contribution and shall be further credited with each Partner's additional Capital Contributions and allocable share of the Partnership's income, as determined in Section 4.6 below, and shall be debited by all distributions made by the Partnership to a Partner together with each such Partner's allocable share of the Partnership's losses, as determined in
Section 4.6 below. In the event that the Partnership, in conformity with the above Regulations, has property on its books at a value ("book value") greater than or less than its adjusted tax basis, the Partners' Capital Accounts shall be adjusted to reflect only allocations to them of depreciation, amortization and gain or loss as computed for book purposes (and not for tax purposes) with respect to such property. In such event, items of book depreciation, amortization and gain or loss shall be calculated in conformity with the rules of Treas. Reg. ss. 1.704-l(b)(2)(iv)(g). For purposes of calculating a Partner's Capital Account, the following adjustments shall be included as Profits and
Losses:

             (a) any and all adjustments made to Capital Accounts pursuant to Treas. Reg. ss. 1.704-l(b)(2)(iv)(f) (optional revaluation of Capital Accounts), as it may be amended or supplemented from time to time;

             (b) any and all adjustments made to Capital Accounts pursuant to Treas. Reg. ss. 1.704-l(b)(2)(iv)(e) (adjustment resulting from property distribution), as it may be amended or supplemented from time to time; and

             (c) any and all adjustments made to Capital Accounts pursuant to Treas. Reg. ss. 1.704-l(b)(2)(iv)(n)(4) (as it may be amended or supplemented from time to time), as it relates to distributions other than in liquidation of a Partner's Interest in the Partnership.



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         4.6 ALLOCATION OF INCOME AND LOSSES.

             All items of Profits and Losses incurred by the Partnership shall be allocated to the Partners as follows:

                       General Partner                 1%
                       Limited Partner                99%

         4.7 PRINCIPLES OF ALLOCATION. It is the intention of the Partners that the allocations of Profits and Losses hereunder have substantial economic effect in accordance with the tests therefor set forth in the Treasury Regulations under Section 704(b) of the Internal Revenue Code. Accordingly, allocations not specifically provided for in this Agreement shall be made in such a manner as shall conform to the allocation rules and principles as set forth in such Regulations as in effect from time to time, and the Capital Accounts of the Partners shall be maintained in accordance with the provisions hereof construed and interpreted in the light of such Regulations.

         4.8 DISTRIBUTIONS.

             4.8.1 Available Cash shall be distributed periodically, as determined by the General Partner in its sole discretion, to the Partners as follows:

                       General Partner                  1%
                       Limited Partner                 99%

             4.8.2 Net Proceeds from an Extraordinary Event which are not reinvested in other real property shall, to the extent determined by the General Partner as being available for distribution, be distributed as expeditiously as possible, in the following order of priority:

                   (a) first, to the payment of any unpaid principal and interest on any third-party financing then due;

                   (b) next, to the prepayment of any unpaid principal and interest on any third-party financing, if and to the extent determined by the General Partner;

                   (c) next, to the repayment of any loans made by the Partners to the Partnership pursuant to Section 4.4 hereof, in proportion to the total amount of principal and interest payable to each such Partner, such distributions being treated first as in payment of accrued interest on such loans and next as in payment of principal of such loans:

                   (d) next, to the Partners in proportion to their positive capital account balances until such Capital Account balances have been reduced to zero; and



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                   (e) the balance, if any, as follows:

                       General Partner                 1%
                       Limited Partner                99%

              4.8.3 Distributions in connection with the sale of all or substantially all of the Partnership's property and/or the dissolution and winding up of the Partnership shall be made in accordance with Section 9.3 of this Agreement.

              4.8.4 The Partnership, with the Partners' mutual consent, may make additional distributions of Partnership property.

         4.9 ALLOCATIONS OF CERTAIN TAX ITEMS. If the fair market value of any Partnership property differs from its adjusted basis as of the day it is contributed to the Partnership, then items of income, gain, loss, deductions and credit related to such property for tax purposes shall be allocated between the Partners so as to take into account the variation between the adjusted basis of the property for tax purposes and its fair market value in the manner provided for under Code Section 704(c). Except as may be otherwise required by Code ss. 704(c), depreciation, amortization and gain or loss, as computed for tax purposes with respect to Partnership property which has a book value greater or less than its adjusted tax basis, shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis and the book value of such property, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Partnership are taken into account in determining the Partners' share of tax items under Code ss. 704(c), as required by Treas. Reg. ss.1.704-l(b)(2)
(iv)(f)(4) and Treas. Reg. ss. 1.704-l(b)(4)(i). In complying with the requirements of Code ss. 704(c), the General Partner is authorized to utilize any method permitted by the Treasury Regulations under Code ss. 704(c). Allocations pursuant to this Section 4.9 are solely for purposes of complying with federal, state and local tax requirements, and shall not affect, or in any way be taken into account, in computing any Partner's share of income, gain, loss, deduction or credit.

         4.10 MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article IV, if there is a net decrease in partnership minimum gain (as such term is defined in Treas. Reg. ss. 1.704-2(f)) during any Partnership fiscal year, a Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to its share of the net decrease in the minimum gain. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 4.10 is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

         4.11 PARTNER NONRECOURSE DEDUCTIONS. Any partner nonrecourse deductions for any fiscal year or other period shall be allocated to the Partner who bears the risk of loss with respect to the loan to which such partner nonrecourse deduction is attributable in accordance with Regulations Section 1.704-2(i), if such sections of the Regulations become applicable to the Partnership. Partner


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nonrecourse debt minimum gain shall be charged back to the Partners in accordance with Regulations Section 1.704-2(i)(4).

         4.12 QUALIFIED INCOME OFFSET. In the event the Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted capital account deficit (as such term is used in Section 1.704-2(fl of the Treasury Regulations) of the Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 4.12 shall be made only if and to the extent that the Limited Partner would have an adjusted capital account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.12 were not in the Agreement. This
Section 4.12 is intended to constitute a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d)(3) of the Treasury Regulations, and is to be interpreted, to the extent possible, to comply with the requirements of such Regulation as it may be amended or supplemented from time to time.

         4.13 LOSS LIMITATION. The Losses allocated to the Limited Partner pursuant to Section 4.6 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing the Limited Partner to have a deficit Capital Account at the end of any Fiscal Year after: (a) increasing a Limited Partner's Capital Account by amounts that he is obligated to restore pursuant to this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. ss.ss. 1.704-2(g)(1) and 1.704-2(i)(5), as they may be amended or supplemented from time to time; and (b) decreasing a Limited Partner's Capital Account by the items described in Treas. Reg. ss.ss. 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(d)(5) and 1.7041(b)(2)(d)(6), as it may
be amended or supplemented from time to time (an "Adjusted Deficit Capital Account"). All Losses in excess of the limitations set forth in this Section
4.13 shall be allocated to the General Partner.

         4.14 FUTURE AMENDMENTS; REVALUATION OF PARTNERSHIP PROPERTY. The General Partner will have complete discretion to amend the provisions of this Agreement if such amendment would not have a material adverse effect on the Partners and if, in the opinion of counsel for the Partnership, such amendment is advisable for purposes of complying with Section 1.704-1 and 1.704-2 of the Treasury Regulations (as it may be amended or supplemented from time to time). The General Partner may, in its sole and absolute discretion, revise the Partners' Capital Accounts to reflect a revaluation of the Partnership property, provided that the revaluation adheres to the requirements of Section 1.704-1(b)(2)(iv)(fl of the Treasury Regulations.

         4.15 GROSS INCOME ALLOCATION. In the event the Limited Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount the Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount the Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. ss.ss. 1.704-2(g)(1) and 1.704-2(i)(5), the Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible,


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provided that an allocation pursuant to this Section 4.15 shall be made only if and to the extent that the Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made, as if Section 4.12 hereof and this Section 4.15 were not in the Agreement.

         4.16 CURATIVE ALLOCATIONS. In the event that income, loss or items thereof are allocated to one or more Partners pursuant to Sections 4.10, 4.11, 4.12, 4.13, and 4.15, above, subsequent income and loss first will be allocated (subject to the provisions of Sections 4.10, 4.11, 4.12, 4.13, and 4.15) to the Partners in a manner designed to result in each Partner having a Capital Account balance equal to what it would have been if the original allocation of income or loss pursuant to Sections 4.10, 4.11, 4.12, 4.13, and 4.15 had not occurred.

                                    ARTICLE V

                          MANAGEMENT OF THE PARTNERSHIP

         5.1 RIGHTS AND DUTIES OF THE GENERAL PARTNER. Except as otherwise provided herein, the General Partner shall have full, exclusive and complete authority and discretion in the management and control of the business of the Partnership and shall make all decisions affecting the business of the Partnership. Further, the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law or this Agreement, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. The General Partner shall manage and control the affairs of the Partnership to the best of its ability and shall use its best efforts to carry out the business of the Partnership as set forth in Article II.

         5.2 PARTNERSHIP CHECKS. Any check or checks to be made or issued by the Partnership (with respect to any transaction or series of related transactions) shall require the signature of a person who is designated as an authorized signatory by the General Partner. Notwithstanding the foregoing, the General Partner may delegate its check signing authority to any other person and the exercise of the authority granted pursuant to such delegation shall constitute the act of the General Partner who delegated such authority, provided that such authority shall not be delegated to any person resident in the State of Florida.

         5.3 LIMITATIONS ON POWERS OF GENERAL PARTNER. Notwithstanding the generality of Section 5.1 hereof, the General Partner shall not be empowered, without the written consent of the Limited Partner, to:

             (a) do any act in contravention of this Agreement;

             (b) change or reorganize the Partnership into any other legal form;

             (c) sell, exchange, encumber, assign, pledge, or otherwise transfer or grant a


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         security interest in all or substantially all of the assets of the
         Partnership;

             (d) incur, renew, extend, refinance, pay, or otherwise discharge indebtedness of the Partnership, other than in the ordinary course of the Partnership's business hereof;

             (e) pay or incur expenses that do not qualify as Authorized
         Expenses;

             (f) settle a material lawsuit or any other material dispute (including, but not limited to, a dispute concerning the income tax liabilities associated with income and loss reported by the Partnership);

             (g) set aside a reserve in excess of $25,000;

             (h) confess a judgment against the Partnership;

             (i) amend this Agreement except as provided for in Section 4.14;

             (j) require additional Capital Contributions from one or more of the Partners; or

             (k) offer additional Partnership Interests.

         5.4 ROLE OF LIMITED PARTNER. The Limited Partner shall not participate in or have any control over the Partnership business or shall have any authority or right to act for or bind the Partnership. The Limited Partner hereby consents to the exercise by the General Partner of the powers conferred upon it by this Agreement.

         5.5 DUTIES AND OBLIGATIONS OF GENERAL PARTNER.

             5.5.1 As more fully set forth in Section 5.1 hereof, the General Partner shall take all actions which may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Nevada and to enable the Partnership to conduct the business in which it is engaged.

             5.5.2 The General Partner shall devote such time to the Partnership as may be sufficient for the proper performance of its duties hereunder.

         5.6 PARTNERSHIP AGREEMENTS WITH AFFILIATES OF GENERAL PARTNER. The General Partner may utilize the services of Affiliates, as designated by the General Partner. Affiliates of the General Partner may be engaged to perform services, including but not limited to, the following: investment advice, renovation, marketing, acquisition of insurance, obtaining of financing, recordkeeping, participation at shareholder meetings, data processing, procurement of licenses, services ordinarily performed by independent contractors, and other administrative activities. The validity of any transaction, agreement or payment involving the Partnership and any Affiliate of the General Partner


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otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between the General Partner and such Affiliate or the approval of said transaction, agreement or payment by the General Partner.

         5.7 PAYMENT OF EXPENSES. All expenses of the Partnership shall be paid by the Partnership. In the event the Partnership expenses are not billed directly to and paid by the Partnership, it shall reimburse the General Partner or pay their respective Affiliates for such expenses, including but not limited to: (a) organizational costs, including, legal and accounting fees; (b) the actual cost to the General Partner of goods, services and materials used for or by the Partnership; and (c) all other direct expenses actually incurred by the General Partner or their respective Affiliates for or on behalf of the Partnership.

         5.8 INDEMNIFICATION OF THE GENERAL PARTNER. The General Partner and all Affiliates of the General Partner and their respective shareholders, partners, officers, directors and employees (hereinafter referred to individually as an "Indemnitee") shall not be liable to the Partnership or any other Partner for any loss incurred in connection with any action or inaction of an Indemnitee, if such Indemnitee, in good faith, determined that such course of conduct was in the best interest of the Partnership and did not constitute negligence of such Indemnitee. An Indemnitee shall be indemnified and held harmless by the Partnership against any and all losses, judgments, liabilities, expenses, costs (including attorney's fees) actually and necessarily incurred by said Indemnitee in connection with the defense of any suit or action (including, without limitation, all costs of appeal) to which the Indemnitee is made a party by reason of its position herein, to the fullest extent permitted under the provisions of the Act or any other applicable statute. Nothing herein shall make any Affiliate of the General Partner liable in any way for the acts, omissions, obligations or liabilities of the General Partner.

         5.9 TAX MATTERS PARTNER. If the Partnership is required by the Code or the Treasury Regulations to have a Tax Matters Partner ("TMP"), the General Partner shall serve as the TMP for the Partnership. The TMP agrees to act as a liaison between the Partnership and the Service in connection with all administrative and judicial proceedings involving tax controversies of the Partnership, and agrees to assume all the rights and duties of a TMP as set forth in the Code and the Regulations promulgated thereunder. These rights and duties include, but are not limited to:

             (a) the duty to notify and keep all other Partners informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and to furnish to each Partner, who so requests in writing, a copy of each notice or other communication received by the TMP from the Service;

             (b) the right to settle any claims by the Service against the Partnership;

             (c) the right to initiate judicial proceedings contesting adverse determinations by the Service against the Partnership;

             (d) the right to enter into an agreement to extend the statute of limitations;

             (e) the right to employ experienced tax counsel to represent the Partnership in connection with any audit or investigation of the Partnership by the Service, and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such counsel shall be a Partnership expense and shall be paid by the Partnership. Such counsel shall be responsible for representing the Partnership; it shall be the responsibility of the General Partner and of the Limited Partner, at their expense, to employ tax counsel to represent their respective separate interests; and

             (f) arrange for the preparation and delivery of Partnership information returns and Schedule K's to the Partners.

The TMP shall be entitled to be reimbursed for all expenses incurred when acting in its capacity as TMP.

         5.10 PARTNERSHIP BASIS ELECTIONS. In the event of a distribution of property by the Partnership within the meaning of Section 734 of the Code, or the transfer of any interest in the Partnership within the meaning of Section 743 of the Code, the General Partner, in its sole and absolute discretion, may cause the Partnership to elect to adjust the basis of its assets pursuant to
Section 754 of the Code. The Partners affected by this election, if made, shall supply to the Partnership any information that may be required to make such election.


                                   ARTICLE VI

             LIABILITY OF PARTNERS AND TRANSFERABILITY OF INTERESTS

         6.1 LIMITED LIABILITY OF LIMITED PARTNER. Except as otherwise provided in the Act or any other applicable law, the Limited Partner is not personally liable for the expenses, liabilities or obligations of the Partnership beyond the amount of his Capital Contribution.

         6.2 TRANSFER OF A LIMITED PARTNER'S INTEREST; SUBSTITUTED LIMTED PARTNER. Neither the General Partner nor the Limited Partner shall transfer, sell, encumber, assign or otherwise dispose (a "Transfer") of any portion of its Partnership Interest without (a) the written consent of all other partners, which may be withheld for any reason, and (b) the Transferee shall have agreed in writing to assume all of the obligations of the transferor, to the extent of the Partnership Interest transferred, and, if requested, the General Partner shall have received an opinion of counsel satisfactory to it that such transfer or disposition would not:

             (i) result in a violation of the Securities Act of 1933, as amended, or of any applicable state securities laws; or

             (ii) result in a termination of the Partnership for federal or state income tax purposes or result in the Partnership being taxed as a corporation for federal income tax purposes.

The assignee of the interest of the Limited Partner or any portion there of shall become a Substitute Limited Partner if and only if the assignor gives the assignee such right; the General Partner consents to such substitution in writing, the granting or denying of which consent shall be in the absolute discretion of the General Partner; the assignee pays to the Partnership all costs and expenses incurred in connection with such substitution; and the assignee executes and delivers to the General Partner such instruments as the General Partner reasonably may require to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement.


                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         7.1 REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER AND THE PARTNERSHIP. The General Partner and the Partnership jointly and severally represent and warrant to the Limited Partner that, as of the date hereof, the Partnership is duly and validly organized as a limited partnership under the laws of the State of Nevada with full power and authority to own and operate its property and to conduct the business in which it engages and will be authorized and qualified under the laws of all other jurisdictions in which such authorization or qualification is necessary to protect the limited liability of the Limited Partner, to enable it to engage in its business, and to engage in the business of the Partnership.


                                  ARTICLE VIII

                          WITHDRAWAL OF GENERAL PARTNER

         8.1 WITHDRAWAL. The General Partner may withdraw from the Partnership provided that the withdrawing General Partner shall give to the Limited Partner ninety (90) days' prior written notice and, if necessary under applicable rulings and regulations for the Partnership to be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation, shall propose a new general partner or general partners qualified and willing to manage the Partnership's business and with the minimum net worth required. The withdrawing General Partner shall be entitled to receive the fair market value of its interest upon the date of its withdrawal.

                                   ARTICLE IX

                         TERMINATION OF THE PARTNERSHIP

         9.1 DISSOLUTION. The Partnership shall be dissolved upon the happening of any of the following events:

             (a) The adjudication of bankruptcy, filing of a petition pursuant to a chapter of the Federal Bankruptcy Act, the withdrawal, dissolution, or cessation of business of the General Partner, death of an individual General Partner, if any, or any other "event of withdrawal of a general partner" as such term is defined in the Act, unless:

                 (i) the remaining General Partner(s), if any, elects to
             continue the business of the Partnership or if the remaining General Partner(s) does not so elect or if there is no remaining General Partner, within sixty (60) days after such event, the Limited Partner elects a substitute General Partner to continue the business of the Partnership and such substitute General Partner agrees in writing to accept such election; and

                 (ii) in the case of the withdrawal of a General Partner, the applicable provisions of Article VIII shall have been complied with.

             (b) The sale or other disposition, not including an exchange or a distribution, of all or substantially all of the Partnership's property;

             (c) The Transfer by any Partner of part or all of its Partnership Interest; or

             (d) The unanimous written consent of the Partners.

         9.2 EFFECTIVENESS. Dissolution of the Partnership shall be effective on December 31, 2055, or the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Certificate shall have been cancelled and the assets of the Partnership shall have been distributed as provided in Section 9.3 below. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

         9.3 LIQUIDATION. Upon dissolution of the Partnership, the General Partner shall wind up the affairs of the Partnership, apply and distribute its assets or the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate. As soon as possible after the dissolution of the Partnership, a full account of the assets and liabilities of the Partnership shall be taken, and a statement shall be prepared by a certified public accountant to be selected by the General Partner, setting forth the assets and liabilities of the Partnership. A copy of such statement shall be furnished to each of the Partners within thirty (30) days after such dissolution. Thereafter, the General Partner shall, in its sole and absolute discretion, either liquidate the assets as promptly as is consistent with obtaining in so far as possible the fair value thereof or determine to distribute all or part of the assets in kind. Any proceeds from liquidation, together with any assets which the General Partner determines to distribute in kind shall be applied to the following order:

             (a) first, to the payment of debts and liabilities of the Partnership other than to Partners, to the expenses of liquidation, and to the setting up of such reserves as may be deemed reasonably necessary for any known contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership or its liquidation. Such reserves shall be held for the purpose of disbursement in payment of any of the aforementioned contingencies, and at the expiration of such period as the General Partner shall deem advisable, the Partnership shall distribute the balance remaining in the manner provided for herein;

             (b) next, to the repayment of any debts and liabilities of the Partnership to Partners not in respect of their Partnership Interests, including, without limitation, unpaid expense accounts or advances made to or for the benefit of the Partnership;

             (c) next, to the Partners in proportion to their then Capital Account balances until such Capital Account balances have been reduced to zero; and

             (d) the balance, if any, as follows:

                         General Partner                 1%
                         Limited Partner                99%

         9.4 GENERAL PARTNER CONTRIBUTIONS. Upon the liquidation of the General Partner's interest in the Partnership, the General Partner will contribute to the Partnership an amount equal to the deficit balance in its Capital Account after taking into account all Capital Account adjustments for the Partnership's taxable year during which such liquidation occurs. Except as provided for in the previous sentence, no Partner shall be required to contribute funds to the Partnership to restore its deficit capital account.

         9.5 GAIN OR LOSS FROM DISSOLUTION. The net gain or loss, if any, resulting from such dissolution and termination shall be allocable to the Partners as provided in Section 4.6 hereof.

                                    ARTICLE X

                           BOOKS AND RECORDS; REPORTS

         10.1 BOOKS AND RECORDS. The General Partner shall keep adequate books and records at one or more of its places of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership. Partners or their designated representatives shall have the right, at any reasonable time, to have access to and inspect and copy the contents of said books or records.

         10.2 ANNUAL REPORTS. The Partners shall be furnished annually by the Partnership with an unaudited financial statement for the year then ended. Upon request by any Partner, the Partnership shall furnish an audited financial statements, with such costs being borne by the Partnership.


                                   ARTICLE XI

                                POWER OF ATTORNEY

         11.1 POWER OF ATTORNEY. In order to facilitate amendments of this Agreement which require the signatures of the Partners, or a proposed additional or substituted partner, and the preparation and signing of any other documentation in connection with the Partnership including the Certificate of Limited Partnership or any amendments thereto or cancellation thereof, each Partner by his or his signature hereto irrevocably makes, constitutes and appoints the General Partner, and each person who shall hereafter become a General Partner, his true and lawful attorney in his name, place and stead, with the power from time to time to make, execute, swear to, acknowledge, verify, deliver, file, record and publish:

             (a) any certificates or other instruments which may be required to be filed by the Partnership under the laws of the State of Nevada or of any other state or jurisdiction in which the Partnership shall transact business or in which the General Partner shall deem it advisable to file;

             (b) all documents, certificates or other instruments which may be required or deemed desirable by the General Partner to effectuate the provisions of any part of this Agreement and to continue the Partnership under the laws of the State of Nevada and of any state or jurisdiction in which it shall do business; and

             (c) all documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership or the organization of any new limited partnership occurring by reason of the withdrawal, dissolution, death, bankruptcy, or adjudication of incompetency of the General Partner.

         11.2 IRREVOCABILITY. The foregoing power of attorney is a special power of attorney coupled with an interest in favor of the General Partner, and as such shall be irrevocable, and shall survive the dissolution, death, bankruptcy or adjudication of incompetency of a Partner.

         11.3 EFFECT OF ASSIGNMENT. The foregoing power of attorney shall survive the delivery of an assignment by any Partner of the whole or any portion of his Partnership Interest, except that where an assignee of a Limited Partner's interest has been approved as a Substituted Limited Partner, the foregoing power of attorney of the assignor Limited Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, swear to, acknowledge and file any and all instruments necessary to effect such substitution.


                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1 NOTICES. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to a party at the address specified in
Section 1.4 hereof. Any such notice shall be deemed to be given as of the date of receipt or refusal of receipt to the party at its address. Any Partner may from time to time specify a different address by notice to the Partnership.

         12.2 JURISDICTION AND APPLICABLE LAW. Each party hereto and with regard solely to matters arising out of, or in connection with, this Agreement hereby designates the laws of the State of Nevada, both substantive and procedural, without reference to the conflicts of the law provisions thereof, as the law applicable hereto, and each voluntarily submits itself to the courts of the State of Nevada as having jurisdiction over the subject matter hereof and the parties hereto.

         12.3 SURVIVAL OF RIGHTS. Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the Partners, their personal representative, successors and assigns.

         12.4 VALIDITY. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

         12.5 AGREEMENTS IN COUNTERPARTS. This Agreement may be executed in several counterparts, and as executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or to the same counterpart.

         12.6 WAIVER OF PARTITION. The Partners hereby waive any right of partition as to the Partnership's property or any right to take any other action which otherwise might be available to them for the purpose of severing their relationship in connection with Partnership property.

         12.7 HEADINGS. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

         12.8 AMENDMENTS. This Agreement may be amended by the General Partner as permitted by Section 4.14 hereof and, to the extent necessary, the General Partner shall file or cause to be filed without any additional consent of the Limited Partner any amendment to the Certificate.

         12.9 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement replaces and supersedes all previous agreements and amendments entered into by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _____ day of December, 1997.

                                  GENERAL PARTNER:
Attest:
                                  FROST-NEVADA CORPORATION, a Nevada corporation


-----------------------------     By:
                                     -------------------------------------------
                                            Neil Flanzraich, President
      [Corporate Seal]


                                  LIMITED PARTNER:
Witness:



------------------------------    ----------------------------------------------
                                  PHILLIP FROST, M.D.

                                                  E X H I B I T S

                                                 [TO BE SUPPLIED]